UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

February 1, 2005
Date of Report (Date of earliest event reported)

PHELPS DODGE CORPORATION

(Exact name of registrant as specified in its charter)

NEW YORK	001-00082	13-1808503
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One North Central Avenue
Phoenix, Arizona 85004-4414
(Address of principal executive offices) (zip code)

(602) 366-8100
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

The following is a description of the 2005 Annual Incentive Compensation Plan (the “2005 Incentive Program”) that was adopted by the Compensation and Management Development Committee (the “Compensation Committee”) of the Board of Directors on February 1, 2005. The Incentive Program is effective for calendar year 2005 and the purpose of the program is to motivate key management personnel to achieve or exceed corporate financial goals.

The chief executive officer and all other executive officers, as well as other officers and managers, are eligible to participate in the 2005 Incentive Program.

Incentive payments under the 2005 Incentive Program are based on the achievement of return on equity, net operating cash flow return on investment and specific cost maintenance or cost reduction goals (which vary among business units). The performance measures established by the Compensation Committee for 2005 include threshold, target and maximum performance goals, and the relative weighting of the performance measures.

Incentive payment targets are expressed as a percentage of salary and were established for each job grade with eligible participants. Payout percentages range from 25% for achievement of the threshold goal, to 100% for achievement of the target goal, to 200% for achievement of the maximum goal. A personal performance multiplier for each participant will be applied to the final formula incentive payment, ranging from 0 to 1.25.

Incentive payments (if any) will be made in March 2006. Participants must remain employees through December 31, 2005 to be eligible for payments under the 2005 Incentive Program; provided, however, that participants whose employment is terminated during 2005 as a result of death, disability, layoff or retirement may be eligible to receive pro rata incentive payments. All payments under the 2005 Incentive Program must be approved by the Compensation Committee. The Compensation Committee, in its sole discretion, may adjust awards beyond the program’s established parameters.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PHELPS DODGE CORPORATION (Registrant)

By:	/s/ Ramiro G. Peru

	Name:	Ramiro G. Peru
	Title:	Executive Vice President and Chief Financial Officer

Date:	February 7, 2005

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